SupportSave Appoints Industry Leader Joseph S. Duryea as President to Spearhead Next Phase of Growth

LOS ANGELES, CA, Jan 19, 2010 (MARKETWIRE via COMTEX) -- SupportSave Solutions, Inc. (OTCBB: SSVE) announced today the appointment of Mr. Joseph S. Duryea to its Executive Team and Board of Directors.

Mr. Duryea has a 20 year career in the BPO industry and has been a key executive in several fast-growing BPO firms. Over his tenure, he and his teams have secured dozens of multi-million dollar contracts with Fortune 1000 companies across the financial services, healthcare and pharmaceuticals, travel and hospitality, technology and telecommunications sectors.

Most recently, Mr. Duryea was Vice President of Sales at PeopleSupport (now Aegis). While at PeopleSupport, Mr. Duryea headed up PeopleSupport's sales and marketing and was a member of the Executive Team, until it was ultimately acquired for $250MM by Aegis BPO, a business process outsourcing (BPO) firm based in Mumbai, India, a wholly owned subsidiary of the Essar Group, in late 2008. Previously, Joseph Duryea led BPO sales organizations for Convergys (CVG), ClientLogic (now Sitel), TransWorks (now Minacs), IBM (IBM), and American Express (AXP).

In his new role, Mr. Duryea will replace Mr. Johns as President. Mr. Johns will continue in his role as CEO and Chairman of the Board of SupportSave.

"This is a big deal for us," said Christopher Johns, CEO of SupportSave. "The reason Joe has such a great reputation in the BPO industry is because he has a great ability to dig into clients' requirements and then design and deliver long-term solutions to meet and exceed those requirements. Consequently, he has built great relationships in the marketplace throughout his career. He also has a consistent track record of rapid revenue and profit growth at each of the companies he's been affiliated with, and that is very exciting for SupportSave."

Mr. Johns continued, "We built SupportSave with an emphasis on being the low-cost solution in the industry, and this has broad appeal, but it's been especially appealing for our small to mid-market clients. Now, with Mr. Duryea, we will be able to leverage our low-cost service platform to attract new, larger market segments.

"I'm very impressed with what the SupportSave team has achieved in such a short time," said Mr. Duryea. "SupportSave has been somewhat under the radar in the marketplace, but to reach the level it has is remarkable. People don't realize how challenging it can be to start a BPO business like this and nurture the various relationships required to make a company successful. Chris and team have done it, and done it with a fun and competitive company culture. I look forward to being a big part of the SupportSave success story."

About SupportSave Solutions

SupportSave Solutions, Inc. is a provider of Outsourced customer service, technical support, back-office support, and virtual assistants from its American-Managed Delivery centers in Cebu, Philippines. SupportSave is headquartered in Los Angeles, CA. Visit www.SupportSave.com for more information. SupportSave is the fastest growing publicly traded BPO provider based on growth percentage.

Contact:
SupportSave Solutions, Inc.
Craig Jackson
248-230-4101
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